Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 239291 and 333- 256220 on Form S-1 of our report dated March 16, 2023, relating to the financial statements of Trean Insurance Group appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Minneapolis, MN
March 16, 2023